Exhibit 4.1

NOTE PURCHASE AGREEMENT

by and among

US LEC CORP.

and

Investors listed on Schedule A hereto

December 31, 2002

$5.0 million Senior Subordinated Notes
due December 31, 2007 of US LEC Corp.

Warrant to purchase 2,631,579 shares
of Common Stock of US LEC Corp.

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ii

Section 9.17	No Shorting Provisions	34

Schedules and Exhibits
SCHEDULE A	Investors and Amount Invested
SCHEDULE 4.8	Authorized Capital

EXHIBIT A	Form of Note
EXHIBIT B	Form of Warrant
EXHIBIT C	Form of Registration Rights Agreement
EXHIBIT D	Form of Subordination Agreement

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NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of December 31, 2002 by and among US LEC Corp., a Delaware corporation (the “Company”), and the investors listed Schedule A hereto (the “Investors”) (together with the Company, the “Parties” or individually, a “Party”).

RECITALS:

A. The Company has requested that the Investors invest in the Company the aggregate sum listed on Schedule A in exchange for the Notes and Warrant. The Investors are willing to make such investment in the Company on the terms and conditions set forth herein.

B. The Parties wish to set forth herein their understandings and agreements pertaining to this transaction.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investors and their successors and permitted assigns with respect to their interests in all or any part of any of the Notes, Warrant or Warrant Shares (as these terms are hereinafter defined) (individually, a “Holder” and collectively, the “Holders”), the Company hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the voting Capital Stock (on a fully diluted basis) of the Company or any of its Subsidiaries (whether or not currently exercisable) and any Person who would be an Affiliate of such beneficial owner pursuant to the first sentence hereof.

“Applicable Law” shall mean any applicable federal, state or local law, ordinance, order, regulation, rule or requirement of any governmental or quasi-governmental agency, instrumentality, board, commission, bureau or other authority having jurisdiction.

“Approval” has the meaning specified in Section 9.14(a).

“Audited Financials” has the meaning specified in Section 4.5(a).

“Business Day” means any day other than a Saturday, Sunday or day on which banks in Charlotte, North Carolina, are authorized or required by law to close.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on the balance sheet of the lessee.

“Capital Stock” of any Person means any and all shares, interests, participation or other equivalents (however designated) of capital stock of such Person (if such Person is a corporation), any and all equivalent ownership interests in such Person (if such Person is other than a corporation), any securities convertible into or exchangeable for any of the foregoing and any and all warrants or options to purchase any of the foregoing.

“Change of Control” means an occurrence whereupon, at any time, fewer than one-half of the directors comprising the board of directors of the Company shall include members of a group consisting of the existing directors as of the date of this Agreement, and replacement and additional directors nominated or supported by one-half or more of the members of the foregoing group and any such replacement or additional directors; provided, however, that, in the event the Investor Agents exercise their rights under Section 3.4 of the Corporate Governance Agreement, dated April 11, 2000, between the Company and Affiliates of Bain Capital, Inc. and Thomas H. Lee Partners, L.P., such exercise shall not constitute a “Change of Control.”

“Closing” means the consummation of the Transaction.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986 and the regulations thereunder, as amended or otherwise modified from time to time.

“Common Stock” means the Company’s Class A common stock par value $0.01 per share, and any other Capital Stock of the Company into which such stock is reclassified or reconstructed.

“Communications Law” means any and all of (i) the Telecommunications Act of 1996, the Communications Act of 1934, any similar or successor federal statute to either and the rules and regulations of the FCC thereunder; and (ii) any state law governing the provision of telecommunications services and the rules and regulations of the PUC, all as the same may be in effect from time to time.

“Competitor” means any Person that is (directly or through one or more Affiliates) both (i) engaged in the Telecommunications Business and the revenues of such Person attributable to such services exceed $50 million annualized and (ii) operating in at least 25% of the Metropolitan Statistical Areas in which the Company and its Subsidiaries are operating as of the time of the proposed transfer.

“Contracts” has the meaning specified in Section 4.12.

“Control” means, without limitation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative thereto.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety, natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Equity Payment” means any distribution of earnings or capital, or any redemption or other payment in respect of stock, membership interests, partnership interests or other equity interests, including options and warrants, either directly or indirectly, whether in cash or property or in obligations of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any Person required at any relevant time to be aggregated with the Company or any of its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Events of Default” has the meaning specified in Article VIII.

“FCC” means the Federal Communications Commission of the United States of America and any successor, in whole of in part, to its jurisdiction.

“GAAP” means generally accepted accounting principles, consistently applied, for the period or periods in question.

“Governmental Authority” means any Federal, state, local, quasi-governmental instrumentality or foreign court, or governmental agency, authority, instrumentality, agency, bureau, commission, department or regulatory body.

“Grace Period” has the meaning specified in Section 8.1(c).

“Grace Period Interest Amount” has the meaning specified in Section 2.8.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Holder” and “Holders” have the meaning specified in the Recitals hereto.

“Indebtedness” means, with respect to any Person at the time of any determination, (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business) in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (b) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as Capital Leases in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (c) obligations of such Person to purchase or repurchase accounts receivable, chattel paper or other payment rights sold or assigned by such Person, (d) indebtedness or obligations of such Person under or with respect to letters of credit, notes, bonds or other debt instruments (other than letters of credit that are cash collateralized) and (e) all obligations of such Person under any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in interest rates, in each case whether contingent or matured.

“Information” has the meaning specified in Section 9.15.

“Intellectual Property” means, collectively, all of the Company’s and its Subsidiaries’ now owned and hereafter acquired intellectual property, including, without limitation the following: (a) all patents (including all rights corresponding thereto throughout the world, and all improvements thereon); (b) all trademarks (including service marks, trade names and trade secrets, and all goodwill associated therewith); (c) all copyrights (including all renewals, extensions and continuations thereof); (d) all applications for patents, trademarks or copyrights and all applications otherwise relating in any way to the subject matter of such patents, copyrights and trademarks; (e) all patents, copyrights, trademarks or applications therefor arising after the date of this Agreement; (f) all reissues, continuations, continuations-in-part and divisions of the property described in the preceding clauses (a) through (e), including, without limitation, any claims by the Company or its Subsidiaries against third parties for infringement thereof; and (g) all rights to sue for past, present and future infringements or violations of any such patents, trademarks and copyrights.

“Interest Rate” means a fixed rate of interest as set forth in and payable in accordance with the terms of the Notes.

“Interim Financials” has the meaning specified in Section 4.5.

“Inventory” means “inventory” as defined in Article 9 of the UCC, including all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in the Company’s Business, all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service or hire.

“Leases” has the meaning specified in Section 4.10.

“Licenses” shall mean, collectively, all rights, licenses, permits and authorizations now or hereafter issued by any Governmental Authority reasonably necessary in connection with the operation or conduct of the Company’s Business.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means, collectively, this Agreement, the Notes, the Registration Rights Agreement, the Warrant and all other instruments and documents executed and delivered in connection therewith.

“Market Price” of the Common Stock means the average of the closing prices of sales of the Common Stock on all securities exchanges on which the Common Stock may be listed at the time, or, if there has been no sales on any such exchange on any day, or, if on any day the Common Stock is not so listed, the average of the last reported sales prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day the Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated or any similar successor organization, in each such case averaged over a period of 20 days consisting of the day as of which the “Market Price” is being determined and the 19 consecutive Business Days prior to such day. If at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Company and the holders of a majority of the principal amount of the Notes then outstanding.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Company and its Subsidiaries taken as a whole.

“Maturity Date” means December 31, 2007.

“Notes” means the senior subordinated notes dated the date hereof in the aggregate principal amount of $5,000,000 payable severally to the Holders and evidencing the repayment obligation of the Company for the investment by the Holders therein described in Section 2.1, the form of which is attached hereto as Exhibit A together with all other notes accepted from time to time in substitution, renewal or replacement for all or any part thereof including pursuant to Section 9.16.

“Obligations” means all Indebtedness incurred pursuant to this Agreement and evidenced by the Notes and all obligations for the performance of covenants or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Company to the Holders arising under this Agreement and the Notes. The term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of, the Company, whether or not allowed in such proceeding), any fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Company under this Agreement or the Notes.

“Pari Passu Indebtedness” means any Indebtedness that ranks pari passu in right of payment to the Notes other than:

(i)    Indebtedness existing on the date hereof that ranks pari passu in right of payment to the Notes;

(ii)   Indebtedness of the Company to a Subsidiary or a Subsidiary to the Company or another of the Company’s Subsidiaries;

(iii)  Indebtedness of the Company or its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(iv)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 10 Business Days of its incurrence;

(v)    any Indebtedness incurred in connection with the issuance of letters of credit (including cash collateralized letters of credit) in the ordinary course of the business of the Company or any of its Subsidiaries;

(vi)   any Indebtedness incurred in connection with the acquisition of the Internet Service Provider customers of Eagle Communications, Inc. and its Affiliates;

(vii)  any Indebtedness not otherwise permitted by the foregoing; provided that at the time of creation, incurrence or assumption thereof and at any time thereafter, the aggregate principal amount of such Indebtedness outstanding at any point in time shall not exceed $5.0 million; and

(viii) any replacements, renewals or refinancings of Indebtedness described in clauses (i), (v), (vi) and (vii) of this definition.

“PBGC” means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to its functions.

“Permitted Encumbrances” has the meaning set forth in the Senior Credit Facility.

“Permitted Indebtedness” has the meaning specified in Section 7.1(a).

“Permitted Transferee” means (a) any Affiliate of any Investor to whom an Investor or another Affiliate of any Investor transfers Notes and (b) any other Person to whom an Investor or any Affiliate of any Investor transfers Notes with the prior written consent of the Company (which consent shall not be unreasonably withheld); provided, however, that in no event shall any such transferee or proposed transferee under clause (a) or (b) be a Competitor or Person acting as a representative of a Competitor. No transfer otherwise permissible shall be effective unless the Permitted Transferee is an “accredited investor” within the definition set forth in Rule 501(a) promulgated under the Securities Act and agrees in writing expressly for the Company’s benefit to be bound by the provisions of this Agreement.

“Person” means any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” means any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Amount” has the meaning specified in Section 2.6.

“Prohibited Transaction” means a prohibited transaction as defined in Section 406 of the Code or Section 4975 of ERISA.

“PUC” means the public utilities commission for the state or any other jurisdiction in which all or any portion of a transmission and communications system operated by the Company or its Subsidiaries, including all equipment related thereto, is located, or any successor agency, and any successor, in whole or in part, to its functions or jurisdictions.

“Registration Rights Agreement” means the Registration Rights Agreement, dated of even date herewith, by and between the Company and the Investors, the form of which is attached hereto as Exhibit C.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment caused or known by the Company or any of its Subsidiaries.

“Reportable Event” means (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

“Requirements” has the meaning specified in Section 6.4.

“Responsible Officer” of any corporation means its president, chief executive officer, any executive officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“SEC Reports” means each form, report, schedule, registration statement (other than a Form S-8 Registration Statement) and definitive proxy statement filed by the Company with the Securities and Exchange Commission after December 31, 2001.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Facility” means that certain Second Amended and Restated Loan and Security Agreement, by and among the Company, certain operating Subsidiaries of the Company, the lenders party thereto, General Electric Capital Corporation, as administrative agent, First Union Securities, Inc., as syndication agent, and Wachovia Bank, N.A., as documentation agent, dated as of December 20, 1999, as amended, restated, refinanced, replaced, supplemented or otherwise modified from time to time.

“Senior Debt” means all of the following: (a) the aggregate principal amount advanced from time to time under the Senior Credit Facility up to a maximum aggregate principal amount that shall not exceed the sum of $150 million; (b) all interest accrued and accruing on the aggregate principal outstanding under the Senior Credit Facility from time to time (including, without limitation, any interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any of its Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding); (c) all other reasonable fees or monetary obligations owed under the Senior Credit Facility; and (d) all reasonable costs incurred by the lenders under the Senior Credit Facility in commencing or pursuing any enforcement action(s) with respect to the amounts described in clauses (a) through (c), including attorneys’ fees and disbursements. “Senior Debt” shall also include all replacements and refinancings of the foregoing, in whole or in part, including the amount of any Indebtedness incurred after the Senior Debt under the Senior Credit Facility has been indefeasibly paid in full that is designated by the Company as Senior Debt, provided that the aggregate principal amount of any such indebtedness outstanding at any time shall not exceed $150 million.

“Subordination Agreement” means the Intercreditor and Subordination Agreement dated as of the date of this Agreement by and among General Electric Capital Corporation, as administrative agent, the lenders under the Senior Credit Facility and the investors listed on Schedule A hereto, the form of which is attached as Exhibit D.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity having ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by such Person.

“Telecommunications Business” the business of primarily (i) transmitting, or providing services relating to the transmission of voice, fax, video or data through owned or leased transmission facilities or the provision of Internet related or other enhanced services (“Telecommunications Services”), (ii) creating, developing or marketing communications related network equipment, software and other devices for use in Telecommunications Services, (iii) owning, developing or operating assets related to Telecommunications Services, (iv) owning, developing or operating back-office or support systems related to Telecommunications Services or (v) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in clause (i), (ii), (iii) or (iv) above.

“Transaction” has the meaning specified in Section 4.2.

“Warrant Shares” means all shares of Common Stock issued or issuable upon the exercise of the Warrant.

“Warrant” means, collectively, the warrants to purchase 2,631,579 shares of Common Stock of the Company (as adjusted in accordance with the terms thereof), the form of which is attached hereto as Exhibit B.

Section 1.2    Definitions and References Generally.  The definitions in Section 1.1 apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules are deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature are construed in accordance with GAAP, as in effect from time to time.

ARTICLE II

THE INVESTMENT

Section 2.1    Funding.  At the Closing under this Agreement, the Company will borrow, and the Investors will lend to the Company, the aggregate sum of $5,000,000. All such indebtedness shall be evidenced by, and is to be repaid according to the terms of, one or more Notes. The entire principal sum will be advanced at Closing.

Section 2.2    Subordination.  The Holders’ rights under the Notes and this Agreement are subordinate in right and time of payment in accordance with terms of the Subordination Agreement.

Section 2.3    Repayment of Notes.  All unpaid principal amounts and accrued and unpaid interest under the Notes, and all other Obligations of the Company to the Holders due and owing hereunder, shall be paid upon the earliest of (i) the date of acceleration of the Notes pursuant to Article VIII, (ii) the date of prepayment pursuant to Section 2.5 or 2.6 and (ii) the Maturity Date, in immediately available funds, without set-off, defense or counterclaim.

Section 2.4    Interest on the Notes.  The Notes shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days) at the Interest Rate payable in accordance with the Notes.

Section 2.5    Optional Prepayment.  The Company may at any time, and from time to time, prepay the Notes, in whole or in part, upon at least 10 days, but no more than 60 days, prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Holders before 2:00 p.m., Charlotte, North Carolina time. Any partial prepayments shall be made in increments of $250,000 and shall be applied pro rata to amounts outstanding under the Notes. On the date of prepayment, the Company shall pay to the Holders of the Notes being prepaid pursuant to this Section, the prepayment amount, by wire transfer of immediately available funds to an account designated by such Holder. Concurrently therewith, each Holder of Notes being prepaid shall deliver to the Company the original of its Note upon which the Company shall note the amount of the prepayment and promptly return each Holder’s original Note.

Section 2.6    Mandatory Prepayment of the Notes.   At any time on or after the occurrence of a Change in Control and for a period of 60 days thereafter, each Holder shall have the right, but not the obligation, to require the Company to (a) prepay the Notes held by such Holder for an amount equal to 101% of the then outstanding principal balance, plus all accrued but unpaid interest thereon and (b) pay in full all of the other Obligations owing to such Holder, which amount shall be calculated on the date of prepayment and be payable in cash on such date (the “Prepayment Amount”). Any Holder may exercise this right by delivering to the Company at its principal office a written notice stating the Holder’s intention to exercise the Holder’s right to require prepayment pursuant to this Section 2.6. The Company shall be obligated to pay the Prepayment Amount on the 30th Business Day following its receipt of the Holder’s written notice to exercise its prepayment right hereunder. On the date of prepayment of the Notes, the Company shall pay to the Holders of the Notes being prepaid pursuant to this Section, the Prepayment Amount, by wire transfer of immediately available funds to an account designated by such Holder. Concurrently therewith, each Holder of Notes being prepaid shall deliver to the Company the original of its Note or an affidavit of loss thereof in a form that is reasonably satisfactory to the Company.

Section 2.7    Payments.

(a)  The Company shall make each payment (including principal of or interest on the Notes or other amounts) hereunder not later than 2:00 P.M., Charlotte, North Carolina time, on the date when due in immediately available funds, without setoff, defense or counterclaim. Each such payment shall be made to each Holder pursuant to written instructions from such Holder to the Company, including pursuant to wire transfer instructions.

(b)  Whenever any payment (including principal of and interest on the Notes, or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

Section 2.8    Election by Holders to Receive Cash or Common Stock.   In the event a Grace Period occurs with respect to an Event of Default specified in Section 8.1(c), each Holder, upon the expiration of the Grace Period, may elect, upon ten (10) calendar days’ notice to the Company, to be paid the interest payments that accrued but were not paid with respect to such Holder’s Note(s) during the Grace Period (the “Grace Period Interest Amount”) in cash or through the issuance of shares of Common Stock having an aggregate value equal to the Grace Period Interest Amount. For this purpose, a share of Common Stock shall be valued at the Market Price determined as of the expiration of the Grace Period. Payment of the Grace Period Interest Amount in cash or by the issuance of shares of Common Stock in accordance with the notice received from a Holder shall be made by the Company within seven (7) Business Days from the receipt of such notice.

Section 2.9      Use of Proceeds.   The proceeds of the loan by the Investors shall be used for general corporate purposes, which may include repayment of any Senior Debt.

Section 2.10    Warrant.

(a)  At the Closing, the Company shall issue the Warrant to the Investors.

(b)  Legends. It is understood that all certificates evidencing shares of Common Stock, including the Warrant Shares, shall bear the legend set forth below:

The securities evidenced by or issuable upon the exercise of this warrant have not been registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities law, and may not be offered, assigned, transferred, pledged, hypothecated, or otherwise disposed of in absence of an effective registration statement under the Act and such registration or qualification as may be necessary under the securities laws of any state, or an opinion of counsel reasonably satisfactory to the corporation that such registration or qualification is not required.

The legend shall be removed by the Company from any certificate evidencing such Common Stock upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that a registration statement under the Securities Act of 1933, as amended, is at that time in effect with respect to the legended security or that such security can be transferred in a public sale without such a registration statement being in effect.

ARTICLE III

CONDITIONS TO THE OBLIGATION OF INVESTORS TO CLOSE

Section 3.1      Conditions to Obligation of Investors to Close.   The obligations of the Investors to enter into this Agreement and to perform its obligations hereunder are subject to the satisfaction of the following conditions on or before to the Closing Date:

(a)  The representations and warranties set forth in Article IV hereof shall be true and correct on and as of the Closing Date.

(b)  The Company shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after the Transaction, no Event of Default shall have occurred and be continuing.

(c)  The Investors shall have conducted such due diligence investigation of the Company and its Subsidiaries as they deem appropriate. In this regard, the Company will furnish to the Investors such information as the Investors may reasonably request in order to enable the Investors to conduct their due diligence.

(d)  The Investors shall have received the following items:

(i)   a favorable written opinion of counsel to the Company, dated the Closing Date, addressed to the Investors and covering such matters relating to the Loan Documents and the Transaction as the Investors shall reasonably request, and the Company hereby requests such counsel to deliver such opinion;

(ii)  the Notes, duly executed by the Company and each of the other Loan Documents, executed by each of the parties thereto (other than the Investors);

(iii) (A) a copy of the certificate of incorporation, including all amendments thereto, of the Company, certified as of a recent date by the Secretary of State of the state of Delaware, and a certificate as to the good standing of the Company as of a recent date, from such Secretary of State and (B) a certificate of the Secretary or Assistant Secretary of the Company dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the by-laws of the Company as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Company authorizing the execution, delivery and performance of the Loan Documents and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (3) that the certificate of incorporation of the Company has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (A) above;

(iv) the Registration Rights Agreement, in form and substance satisfactory to the Investors, duly executed by the Company; and

(v) the Warrant, in form and substance satisfactory to the Investors, duly executed by the Company.

(e)  No event that has caused or reasonably would be expected to cause a Material Adverse Change shall have occurred since September 30, 2002.

(f)  The Senior Credit Facility shall have been amended on terms satisfactory to the Company.

(g)  The Investors shall have received such other documents, instruments and information as the Investors may reasonably request, including, but not limited to, SEC Reports.

Section 3.2     Conditions to Obligation of the Company to Close.   The obligations of the Company to enter into this Agreement and to issue the Notes and Warrant and to perform its other obligations hereunder shall be subject to the satisfaction as determined by the Company of the following conditions on or before the Closing Date:

(a)  The representations and warranties of each of the Investors contained in Article V hereof shall be true and correct on and as of the Closing Date.

(b)  Each of the Investors shall have performed and complied in all material respects with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by each of the Investors on or before the Closing Date.

(c)  The Subordination Agreement shall have been executed and delivered by the parties thereto.

(d)  The Company shall have received copies of each of the Loan Documents and the Subordination Agreement duly executed by all parties thereto (other than the Company).

(e)  The Senior Credit Facility shall have been amended on terms satisfactory to the Company.

(f)  The issuance of the Notes and Warrant pursuant to this Agreement, and the terms of the Subordination Agreement, shall have been approved as required under the Senior Credit Facility.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Investors to enter into the Transaction, the Company represents and warrants to the Investors on the Closing Date (which representations and warranties shall survive the execution and delivery of this Agreement) that:

Section 4.1     Organization; Powers.   The Company and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its state of organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby and to borrow hereunder.

Section 4.2     Authorization.   The execution, delivery and performance by the Company of each of the Loan Documents to which the Company is or is to become a party and the obligations hereunder and thereunder (collectively, the “Transaction”) and the consummation of the transactions contemplated thereunder (a) have been duly authorized by all necessary action on the part of the Company and (b) will not (i) violate (A) any provision of Applicable Law or the certificate of incorporation or other constitutive documents or by-laws of the Company, (B) any order of any Governmental Authority applicable to or binding upon the Company or any of its Subsidiaries or (C) any provision of any indenture, agreement or other instrument to which the Company is a party or by which the Company or any of the Company’s property is or may be bound (including, without limitation, the Senior Credit Facility) which is reasonably likely to result in a Material Adverse Effect, (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument which is reasonably likely to result in a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Company which is reasonably likely to result in a Material Adverse Effect.

Section 4.3     Enforceability.   This Agreement has been duly executed and delivered by the Company and constitutes, and each other Loan Document when executed and delivered by the Company will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law and the availability of the remedy of specific performance.

Section 4.4     Governmental Approvals; Regulatory Authorizations.

(a)  Governmental Authorizations. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is or will be necessary in connection with the execution and delivery of this Agreement or any other Loan Document by the Company, consummation by the Company of the transactions herein or therein contemplated, performance of or compliance by the Company with the terms and conditions hereof or thereof or the legality, validity and enforceability hereof or thereof.

(b)  Regulatory Authorizations. The Company and each of its Subsidiaries hold all authorizations, permits and licenses required by the FCC or the PUC or any Communications Law for the conduct of their business as now conducted, and all such regulatory authorizations are in full force and effect, are subject to no further administrative or judicial review and are therefore final.

Section 4.5     Financial Condition.

(a)  The Company has previously provided to the Investors a true and complete copy of the audited consolidated balance sheet of the Company and its Subsidiaries at December 31, 2001, and the related consolidated statements of operations, cash flows and stockholders’ deficiency of the Company and its Subsidiaries for the fiscal year then ended (the “Audited Financials”). The Audited Financials were prepared in accordance with GAAP, are true and correct in all material respects and fairly present the Company’s and its Subsidiaries’ financial condition, results of operations and cash flows on a consolidated basis at such date and for the period then ended. The Company’s independent accountants have issued an unqualified opinion to the Company concerning the Audited Financials, a copy of which is included with the Audited Financials.

(b)  The Company has previously provided to the Investors a true and complete copy of the unaudited condensed consolidated balance sheet of the Company and its Subsidiaries at September 30, 2002 and the related unaudited condensed consolidated statements of operations, cash flows and stockholders’ deficiency of the Company and its Subsidiaries for the nine-month period then ended (the “Interim Financials”). The Interim Financials were prepared in accordance with GAAP for interim financial information and the regulations of the Securities and Exchange Commission governing the form and content of financial statements included in Quarterly Reports on Form 10-Q. Accordingly, the Interim Financials do not include all of the information and notes required by GAAP for complete financial statements.

(c)  The Company has previously provided the Investors with two sets of projected consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries through the end of fiscal year 2008, one of which is the revised model submitted to the Company’s senior lenders in September 2002 and the other is the revised model giving effect to the investment of $5 million in the Notes and adjustments in the amortization of the principal amounts payable under the Senior Credit Facility. These projected financial statements were based on estimates, information and assumptions believed by the Company to be reasonable, and the Company has no reason to believe, in the light of conditions existing at the time of delivery, that such projections were incorrect or misleading in any material respect.

Section 4.6    Indebtedness. The Interim Financials accurately reflect all Indebtedness, liabilities or obligations of any nature (whether liquidated or unliquidated, mature or not yet mature, absolute or contingent, secured or unsecured) of the Company and its Subsidiaries as of September 30, 2002. Neither the Company nor any of its Subsidiaries is in default or alleged to be in default in any material respect with respect to any of its liabilities set forth in the Interim Financials.

Section 4.7    Warrant Shares. All of the Warrant Shares have been duly authorized and reserved for issuance, and upon issuance subsequent to the payment of the exercise price in accordance with the terms of the Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable.

Section 4.8    Authorized Capital. Attached hereto as Schedule 4.8 is an accurate and complete list of the following information: (a) the authorized capitalization of the Company as of the date hereof; (b) the number of shares of each class of the issued and outstanding Capital Stock of the Company; and (c) the number of shares covered by all convertible securities and all options, warrants and similar rights held with respect to the Capital Stock of the Company. All shares of Capital Stock of the Company and all convertible securities, options, warrants and similar rights held with respect to the Capital Stock of the Company have been duly authorized, validly issued and, in the case of Capital Stock, are fully paid and nonassessable.

Section 4.9    No Material Adverse Change. Since the balance sheet date of the Interim Financials, there has occurred no Material Adverse Change and, except as set forth on Schedule 4.9 and the transactions contemplated by this Agreement, the Company and its Subsidiaries have operated their business in the ordinary course in all material respects.

Section 4.10    Title to Properties; Possession Under Leases. The Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its material properties and assets free and clear of Liens, other than Permitted Encumbrances. To the best of the Company’s knowledge, neither the Company nor any of its Subsidiaries is in default or alleged to be in default in any material respect with respect to any of its obligations under any leases of real property or other material leases to which the Company or any of its Subsidiaries is a party (collectively, the “Leases”) and no party other than the Company or any of its Subsidiaries is in material default with respect to such party’s obligations under any of the Leases. The Company’s and each of its Subsidiaries’ possession of any property leased by it has not been disturbed, nor has any claim been asserted against the Company or such Subsidiary that is or could be adverse to the Company’s or such Subsidiary’s interests under any of the Leases. None of the Leases is subject to any material rights of set-off, recoupment or similar deduction or offset. Except for Permitted Encumbrances, neither the Company nor any of its Subsidiaries has assigned or encumbered any of its rights, title or interest in or under any of the Leases nor agreed to any oral modifications of any of the material provisions of any of the Leases.

Section 4.11    Litigation; Compliance with Laws.

(a)  There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the best of knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any business, property or rights of the Company or any of its Subsidiaries (i) that involve any Loan Document or the Transaction or (ii) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to result in a Material Adverse Effect except such actions, suits and proceedings that are described in the SEC Reports.

(b)  Neither the Company nor any of its Subsidiaries is in breach of, default under, or in violation of: (a) any Applicable Law, decree or order of any Governmental Authority, which breach, default or violation would reasonably be expected to result in a Material Adverse Effect or (b) any deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, contract or other agreement, instrument or obligation to which it is a party or by which it is bound or to which its assets are subject, which breach, default or violation would reasonably be expected to result in a Material Adverse Effect.

Section 4.12     Material Contracts. As of the date hereof, neither the Company nor any of its Subsidiaries is in default or, to the best knowledge of the Company, alleged to be in default with respect to any of its obligations under any material contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets is bound (collectively, the “Contracts”), except for defaults or alleged defaults which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect and, to the knowledge of the Company, no party other than the Company or any of its Subsidiaries is in default with respect to such party’s obligations under any of the Contracts, except for defaults which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, no claim has been asserted against the Company or any of its Subsidiaries that is or could be materially adverse to its interests under any of the Contracts. Except for Permitted Encumbrances, neither the Company nor any of its Subsidiaries has assigned or encumbered any of its rights, title or interest in or under any of the Contracts nor agreed to any oral modifications of any of the material provisions of any of the Contracts.

Section 4.13    No Side Agreements. To the knowledge of the Company, there exists no agreement or understanding calling for any payment or consideration from a customer or supplier of the Company or any of its Subsidiaries to an officer, director, stockholder or manager of the Company with respect to any transaction between the Company or any of its Subsidiaries and a supplier or customer.

Section 4.14    Investment Company Act; Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

Section 4.15    Tax Returns. The Company and each of its Subsidiaries has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it or has filed extensions therefor, except where the failure to do so is not reasonably expected to result in a Material Adverse Effect, and has paid or caused to be paid all taxes as and when due and payable by it thereunder and all assessments received by it thereunder, except taxes that are being contested in good faith by appropriate proceedings and for which the Company and each of its Subsidiaries shall have set aside on its books adequate reserves.

Section 4.16    No Untrue Statements or Material Omissions. None of the statements contained in any report, financial statement, exhibit or schedule furnished by or on behalf of the Company to the Investors in connection with the negotiation of any Loan Document or included therein or delivered pursuant to this Agreement, contained or contains any untrue statement of material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading as of the time when made or delivered.

Section 4.17    Employee Benefit Matters.

(a)  With respect to any Plan, there is no Reportable Event currently under consideration by the PBGC which may reasonably result in any material liability to the PBGC with respect to any Plan;

(b)  No Plan has been terminated;

(c)  No trustee has been appointed by any United States District Court to administer any Plan;

(d)  The PBGC has not instituted proceedings to terminate any Plan or to appoint a trustee to administer any such Plan;

(e)  Neither the Company nor any of its Subsidiaries, has withdrawn, completely or partially, from any Plan; and

(f)  Neither the Company nor any of its Subsidiaries, has incurred secondary liability for withdrawal liability payments under any Plan.

Section 4.18    Environmental Matters. The Company and each of its Subsidiaries are in compliance with all Environmental Laws applicable to it or its business or to the real or personal property owned, leased or operated by it, except for such non-compliances as in the aggregate could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of, or is aware of, any violation or alleged violation, or any liability or asserted liability, under any Environmental Law, with respect to such Party, its business or its premises.

Section 4.19    Labor Matters. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any collective bargaining agreement with any union. To the best of the Company’s knowledge, the hours worked by and payments made to employees of the Company or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or local law dealing with such matters. All payments due from the Company or any of its Subsidiaries or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary.

Section 4.20    Employees. To the best knowledge of the Company, no executive officer of the Company, and no other key employee of the Company or any of its Subsidiaries whose termination would reasonably be expected to have a Material Adverse Effect, has advised the Company or any of its Subsidiaries (orally or in writing) that he or she intends to terminate employment with the Company or any of its Subsidiaries.

Section 4.21    Brokers. Neither the Company nor any of its Subsidiaries has engaged the services of a broker in connection with the Transaction.

Section 4.22    Intellectual Property. As of the Closing Date, the Company and each of its Subsidiaries owns or will own or has rights to use all Intellectual Property necessary to continue to conduct its business in all material respects as now or heretofore conducted by it. To the Company’s knowledge, the Company and each of its Subsidiaries conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person and the Company has no knowledge that another Person is infringing or interfering with any Intellectual Property of the Company or its Subsidiaries.

Section 4.23    Insurance. The Company and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as may be reasonable and prudent. Such insurance is in full force and effect and all premiums have been duly paid.

Section 4.24    Exchange Act Filings. The Company has made all filings required of it under Sections 13(a) and 14 of the Exchange Act. All such filings were timely made and none of such filings contained any untrue statement of material fact (either directly or incorporated by reference) or omitted to state any material fact necessary to make the statement made, in the light of the circumstances under which it was made, not misleading.

ARTICLE V

INVESTOR REPRESENTATIONS

Each Investor as to itself and not as to any other Investor hereby severally represents and warrants to the Company as follows:

Section 5.1    Investment. The Investor is acquiring the Notes and the Warrant for its own account, or for the account of an “employee benefit plan” (within the meaning of Section 3(3) of ERISA), for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Investor has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. If the Investor is acquiring the Notes and the Warrant for the account of an employee benefit plan, neither such acquisition nor the holding of the Notes and the Warrant constitutes a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 5.2    Authority. The Investor is (unless an individual) duly organized, validly existing and in good standing as a corporation, limited liability company or general or limited partnership under the laws of the state of its incorporation or organization. The Investor has full power and authority to enter into and to perform this Agreement in accordance with its terms. The Investor (unless an individual) represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Notes and the Warrant.

Section 5.3    Experience. The Investor has carefully reviewed the representations concerning the Company contained in this Agreement and has made detailed inquiries concerning the Company, its business and its personnel; the officers of the Company have made available to the Investor any and all written information that the Investor has requested and has answered to the Investor’s satisfaction all inquiries made by the Investor.

Section 5.4    Accredited Investor. The Investor is an “accredited investor” within the definition set forth in Rule 501(a) of the Securities Act, as follows:

(a)    If an individual, the Investor has an individual net worth or joint net worth with his/her spouse at the time of his/her investment that exceeds $1,000,000, or has an individual income in excess of $200,000 in each of the two most recent years or joint income with his/her spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

(b)    If a partnership or limited liability company, the Investor was not formed for the specific purpose of acquiring the securities offered and has total assets in excess of $5,000,000.

(c)    If an employee benefit plan within the meaning of ERISA, (i) the investment decision is made by a plan fiduciary, as defined in ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or the plan has total assets in excess of $5,000,000, or (ii) if the plan is a self-directed plan, the investment decisions are made solely by persons that are accredited investors as described under clause (a) above.

Section 5.5    Brokers. The Investor has not engaged the services of a broker in connection with the Transaction.

Section 5.6    Further Assurances. The Investor shall execute any and all further documents, agreements and instruments, and take all further action that may be required under Applicable Law, or that the Company or any holder of Senior Debt may reasonably request, in order to effectuate the provisions of this Agreement, any other Loan Document and the Subordination Agreement or in order to subordinate the Notes to any Senior Debt, whether existing as of the date hereof or created, incurred or suffered to exist hereafter, on terms reasonably requested by the holders of such Senior Debt.

ARTICLE VI

AFFIRMATIVE COVENANTS

Except as otherwise provided herein, until the Notes and all expenses or other amounts payable under this Agreement and the Notes are repaid in full, unless the Holders shall otherwise consent in writing, the Company covenants and agrees with the Holders to do all of the following:

Section 6.1    Preservation of Corporate Existence and Qualification. The Company shall, and shall cause each of its Subsidiaries to, maintain its existence, good standing and rights in full force and effect in its jurisdiction of organization. The Company shall, and shall cause each of its Subsidiaries to, qualify to do business and remain qualified and in good standing and shall obtain all necessary authorizations to do business in each jurisdiction in which failure to receive or retain such would have a Material Adverse Effect.

Section 6.2    Continuation of Business. The Company shall, and shall cause each of its Subsidiaries to, continue to engage solely in the Telecommunications Business and shall acquire and maintain in full force and effect all material rights, privileges, franchises necessary therefor (including any license or authorization required by the FCC or any PUC).

Section 6.3    Insurance. The Company shall keep its and each of its Subsidiaries’ insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance to such extent and against such risks as is reasonable and prudent, including commercial general liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it, hazard insurance and business interruption insurance; and maintain such other insurance as may be required by law.

Section 6.4    Payment of Taxes, Charges, Claims and Current Liabilities. The Company shall pay or discharge, and cause its Subsidiaries to pay or discharge:

(a)    on or prior to the date on which penalties thereto accrue, all taxes, assessments and other government charges or levies imposed upon it or any of its properties or income (including such as may arise under Sections 4062, 4063 or 4064 of ERISA, or any similar provision of law);

(b)    on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen and other like persons which result in the creation of a Lien upon any property or assets of the Company or any of its Subsidiaries; and

(c)    on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property (other than Permitted Encumbrances) or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Company or its Subsidiaries in a case under Title 11 (Bankruptcy)

of the United States Code, as amended, or in any insolvency proceeding, dissolution or winding-up involving the Company or its Subsidiaries.

Notwithstanding the foregoing, the Company and its Subsidiaries shall be entitled to contest or appeal the requirements of any law or Governmental Authority or the payment of any tax, assessment, charge, levy, claim, asserted liability or any judgment entered against the Company or any of its Subsidiaries (collectively, the “Requirements”), as long as (i) such Requirements are being contested in good faith by appropriate proceedings diligently conducted; (ii) the Company maintains adequate cash reserves and makes other appropriate provisions as may be required by GAAP to provide for any liability arising from such Requirements; (iii) the contesting of, or failure to comply with, such Requirements does not in any way jeopardize the Company’s ability or authority to operate all or any part of its business; (iv) the contesting of, or failure to comply with, such Requirements does not have a Material Adverse Effect; and (v) any foreclosure, attachment, execution, sale or similar proceeding against the Company or any of its Subsidiaries or their properties in connection with any such Requirements is duly stayed by posting of a bond or security deposit or by other action sufficient under Applicable Law to stay such foreclosure, attachment, execution, sale or other proceedings.

Section 6.5    Reporting and Information Requirements.

(a)     Annual Audit Reports.  Within ninety (90) days after the close of each fiscal year, the Company shall furnish or cause to be furnished to the Holders audited consolidated statements of operations, cash flow and stockholders’ equity (deficiency) for the Company for such fiscal year and a consolidated balance sheet of the Company as of the close of such fiscal year, and notes to each, all in reasonable detail, and setting forth in comparative form the corresponding figures for the preceding fiscal year, with such statements and balance sheet to be certified without qualification by the Company’s independent accountants.

(b)    Quarterly Reports.  Within forty-five (45) days after the end of each of the Company’s first three fiscal quarters, the Company shall furnish to the Holders (i) unaudited condensed consolidated statements of operations, cash flow and stockholders’ equity (deficiency) for the Company for such quarter and for the period from the beginning of the then current fiscal year to the end of such quarter and a condensed unaudited consolidated balance sheet of the Company as of the end of such quarter, all in reasonable detail and presenting fairly the financial position of the Company as of the end of such quarter and the results of its operations and the changes in its financial position for such quarter, in conformity with GAAP for interim information and the regulations of the Securities and Exchange Commission governing the form and content of financial statements in Quarterly Reports on Form 10-Q.

(c)    Compliance Certificates.  With each annual or quarterly report furnished pursuant to Sections 6.5(a) and (b), if requested by a Holder, the Company shall deliver to the Holder a certificate, in form and substance reasonably satisfactory to the Holder, dated as of the end of such annual or quarterly period, signed by a Responsible Officer of the Company, stating that as of the date thereof no Event of Default has occurred and is continuing or exists, or if an Event of Default has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action with respect thereto taken or contemplated to be taken by the Company.

(d)    SEC Filings.  If requested by a Holder, the Company shall furnish to such Holder a copy of each periodic report, effective registration statement (other than Form S-8 Registration Statement) and definitive proxy statement filed by the Company with the Securities and Exchange Commission on or after the Closing Date. Any such documents requested by a Holder shall be furnished to such Holder within five calendar days from the date of filing or effectiveness, as the case may be, with the Securities and Exchange.

Section 6.6    Compliance with Laws. The Company shall, and cause its Subsidiaries to, comply in all respects with all Applicable Law; provided, however, that the Company shall not be deemed to be in violation of this covenant as a result of any failure to comply which would not result in any liability or exposure to the Holders or any fines, penalties, injunctive relief or other civil or criminal liabilities which, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.7    Maintaining Records; Access to Properties and Inspections. The Company shall keep, and shall cause its Subsidiaries to keep, proper books of record and account in which full and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities.

Section 6.8    Further Assurances. The Company shall execute any and all further documents, agreements and instruments, and take all further action that may be required under Applicable Law, or that the Holders may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents. The Company shall deliver or cause to be delivered to the Holders all such instruments and documents (including legal opinions) as the Holders may reasonably request to evidence compliance with this Section.

Section 6.9    Reservation of Warrant Shares. So long as any Warrant is outstanding, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the exercise of the Warrant, such number of shares of Common Stock issuable upon the exercise of the outstanding Warrant. All Warrant Shares which are so issuable in accordance with the Warrant shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all Liens created by the Company and taxes (except those based on the income, revenue or capital gains of the Holder thereof). The Company shall take all such action as may be reasonably necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or market system upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance).

Section 6.10    Replacement of Warrant. So long as any Warrant is outstanding, the Company shall perform all acts required under the Warrant, including the re-issuance or replacement of the Warrant to any of the Holders upon transfer, exchange, loss or destruction thereof (upon provision of reasonable indemnification and affidavit).

Section 6.11    Exchange Act Filings. The Company shall timely file all reports, proxy statements and other documents required to be filed by it pursuant to Sections 13(a) and 14 of the Exchange Act.

ARTICLE VII

NEGATIVE COVENANTS

Until the Obligations are paid in full, unless the Holders shall otherwise consent in writing, the Company covenants and agrees not to do any of the following without the prior written consent of the Holders:

Section 7.1    Indebtedness.

(a)    The Company shall not, nor will it permit any of its Subsidiaries to, directly or indirectly incur, create, assume or permit to exist any Indebtedness other than the following (together, the “Permitted Indebtedness”):

(i)    Senior Debt;

(ii)    Indebtedness (other than Senior Debt) existing on the date hereof;

(iii)    Indebtedness created hereunder;

(iv)    Indebtedness of the Company to a Subsidiary or a Subsidiary to the Company or another of the Company’s Subsidiaries;

(v)    Indebtedness of the Company or its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(vi)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 10 Business Days of its incurrence;

(vii)    any Indebtedness that is expressly subordinate and made junior in right of payment to the Notes pursuant to a written subordination agreement in form and substance reasonably acceptable to the Holders;

(viii)    any Indebtedness incurred in connection with the issuance of letters of credit (including cash collateralized letters of credit) in the ordinary course of the business of the Company or any of its Subsidiaries;

(ix)    any Indebtedness incurred in connection with the acquisition of the Internet Service Provider customers of Eagle Communications, Inc. and its Affiliates;

(x)    any Indebtedness not otherwise permitted by the foregoing paragraphs of this Section 7.1; provided that at the time of creation, incurrence or assumption thereof and at any time thereafter, the aggregate principal amount of such Indebtedness outstanding at any point in time shall not exceed $5.0 million; and

(xi)    any replacements, renewals or refinancings of Indebtedness described in clauses (i), (ii), (iii), (vii), (viii), (ix) and (x).

(b)    The Company shall not incur any Pari Passu Indebtedness.

(c)    The Company shall not, and shall not permit any of its Subsidiaries to, incur, create or permit to exist any Indebtedness (other than Permitted Indebtedness) that is expressly subordinate in right of payment to any other Indebtedness of the Company or such Subsidiary unless such Indebtedness is also pari passu or subordinate in right of payment to the Notes.

Section 7.2    Dividends and Distributions. The Company shall not make any Equity Payment other than dividends on, and any mandatory redemption of, the Company’s Series A Preferred Stock to the extent provided for in the certificate of incorporation of the Company (including the applicable certificates of designation) as in effect on the date of the first issuance of the Notes.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.1    Events of Default. If any of the following events (“Events of Default”) occur:

(a)    any representation or warranty made in or in connection with any Loan Document hereunder, or any representation, warranty or certification contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, proves to have been materially incorrect when so made or furnished;

(b)    default is made in the payment of any principal of the Notes when, and as the same shall become, due and payable, whether at the due date thereof, by acceleration thereof or otherwise;

(c)    default is made in the payment of any interest on the Notes or any other amount (other than an amount referred to in (b) above) due hereunder, when and as the same becomes due and payable, and such default continues unremedied for a period of seven (7) Business Days; provided that the failure to pay monthly interest payments during any Blockage Period (as defined in the Subordination Agreement) plus ten (10) calendar days following the termination of any such Blockage Period (the “Grace Period”) shall not constitute an Event of Default pursuant to this clause (c) so long as the Company continues to accrue any unpaid interest during the Grace Period and begins making monthly payments of interest as and when they become due and payable after the expiration of the Grace Period;

(d)    default is made in the due observance or performance by the Company or any of its Subsidiaries of any covenant, condition or agreement contained in Article VII;

(e)    default is made in the due observance or performance by the Company or any of its Subsidiaries of any covenant, condition or provision of this Agreement (other than those specified in (a), (b), (c) or (d) above) and such default continues unremedied for a period ending the earlier of (i) a period of thirty 30 calendar days from the date the Company or any of its Subsidiaries knew of the occurrence of such default and (ii) a period of 30 calendar days after notice thereof from the Holders to the Company; or

(f)    any default is declared or otherwise occurs (after giving effect to any applicable notice and/or grace periods) with respect to Senior Debt pursuant to which the lenders providing such Senior Debt have accelerated the maturity thereof;

(g)    a case or proceeding commences against the Company or any of its Subsidiaries seeking a decree or order in respect of any such Person (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal or state bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Company or any of its Subsidiaries or of any substantial part of any such Person’s assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Person, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding; or

(h)    the Company or any of its Subsidiaries (i) files a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy or other similar law, (ii) fails to contest in a timely and appropriate manner or consents to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any such Person or of any substantial part of any such Person’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any corporate action in furtherance of any of the foregoing or (v) admits in writing its inability to, or shall be generally unable to pay its debts as such debts become due.

Section 8.2    Waivers. The Company waives presentment, demand, notice of dishonor, and protest, and all demands and notices of any action taken by the Holders under this Agreement and the Notes, except as otherwise provided herein.

Section 8.3    Enforcement Actions. Upon the occurrence of an Event of Default, the Holders may, at their option, declare all or any portion of the Obligations to be forthwith due and payable and seek to enforce against the Company any of their respective rights and remedies with respect to the Obligations including, but not limited to: (i) commencing or pursuing legal proceedings to collect any amounts owed with respect to or to otherwise enforce the Obligations or (ii) executing upon, or otherwise enforcing, any judgment obtained with respect to the payment or performance of the Obligations.

Section 8.4    Costs. The Company shall pay all reasonable expenses of any nature, whether incurred in or out of court and whether incurred before or after the Notes shall become due at their Maturity Date or otherwise (including, but not limited to, reasonable attorneys’ fees and costs), which the Holders may reasonably incur in connection with the collection or enforcement of any of the Obligations. The Holders are authorized to pay at any time and from time to time any or all of such expenses, to add the amount of such payment to the amount of principal outstanding under the Notes and to charge interest thereon at the rate specified in the Notes.

Section 8.5    Remedies Non-Exclusive. None of the rights, remedies, privileges or powers of the Holders expressly provided for herein are exclusive, but each of them is cumulative with, and in addition to, every other right, remedy, privilege and power now or hereafter existing in favor of each of the Holders, whether pursuant to the other Loan Documents, at law or in equity, by statute or otherwise.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)    if to the Company, US LEC Corp., Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina 28211, Attention: Aaron D. Cowell, Jr., Chief Executive Officer, (Telecopy No. 704-319-1345); with a copy to Moore & Van Allen PLLC, 100 North Tryon Street, Suite 4700, Charlotte, North Carolina 28202, Attention: Barney Stewart III (Telecopy No. 704-331-1159); and

(b)    if to the Investors, to the addresses listed on Schedule A; with a copy to Harter Secrest & Emery LLP, 1600 Bausch & Lomb Place, Rochester, New York 14604, Attention: Frank T. Crego (Telecopy No. 585-232-2152).

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery or (iii) on the date on which it is sent by facsimile transmission with acknowledgement of receipt at the number to which it is required to be sent in each case to the intended recipient as set forth above.

Section 9.2    Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and the Investors and when the Investors shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 9.3    Successors and Assigns.

(a)  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and Permitted Transferees of such party, and all covenants, promises and agreements by or on behalf of the Company or the Investors that are contained in this Agreement or any other Loan Document shall bind and inure to the benefit of their successors and Permitted Transferees, whether or not such Persons expressly become a party hereto.

(b)  The Company shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Holders, and any attempted assignment or delegation without such consent shall be null and void. The Holders may assign or delegate any of their rights or duties hereunder or under the other Loan Documents to any Permitted Transferee.

Section 9.4    Expenses. Each party to this Agreement shall bear all expenses incurred by it in connection with the Transaction; provided that the Company shall pay Harter, Secrest & Emery LLP its aggregate fees and expenses incurred in advising and assisting certain Investors in negotiating the Loan Documents and Closing the Transaction.

Section 9.5    Waiver of Consequential and Punitive Damages. The Company and the Holders hereby waive to the fullest extent permitted by law all claims to consequential and punitive damages in any lawsuit or other legal action brought by any of them against any other of them in respect of any claim among or between any of them arising under this Agreement, the other Loan Documents or any other agreement or agreements between or among any of them at any time, including any such agreements, whether written or oral, made or alleged to have been made at any time prior to the Closing Date and all agreements made hereafter or otherwise and any and all claims arising under common law or under any statute of any state or the United States of America, including any thereof in contract, tort, strict liability or otherwise, whether any such claims be now existing or hereafter arising, now known or unknown. In making this waiver, the Holders and the Company acknowledge and agree that there shall be no claims for consequential or punitive damages made by the Holders against the Company and there shall be no claims for consequential or punitive damages made against the Holders by the Company. The Holders and the Company acknowledge and agree that this waiver of claims for consequential damages and punitive damages is a material element of the consideration for this Agreement.

Section 9.6    Applicable Law. This Agreement and the other Loan Documents (other than as expressly set forth in other Loan Documents) shall be construed in accordance with and governed by the laws of the State of Delaware (excluding conflicts of laws provisions).

Section 9.7    Waivers; Amendment.

(a)  No failure or delay of a Holder in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Holders.

Section 9.8    Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.9    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any way, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.10    Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract and shall become effective as provided in Section 9.2. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.11    Heading.  Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

Section 9.12    Jurisdiction;  Consent to Service of Process.

(a)  Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any North Carolina state court or federal court of the United States of America sitting in the State of North Carolina, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the State of North Carolina or, to the extent permitted by law, in such federal court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Holders may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Company or its properties in the courts of any jurisdiction.

(b)  Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any North Carolina state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.13    Consents and Approvals; Defaults.

(a)  Subject to the terms of the Subordination Agreement and the terms of paragraph (c) of this Section, to the extent that (i) the terms of this Agreement or any of the other Loan Documents require the Company to obtain the consent or approval of the Holders, (ii) the Company seeks an amendment to or termination of any of the terms of this Agreement or any of the Loan Documents or (iii) the Company seeks a waiver of any right granted to the Holders under this Agreement or any of the Loan Documents, such consent, approval, termination, amendment or waiver (each, an “Approval”) shall be made in writing by the Holders of Notes representing at least a majority of the aggregate principal amount outstanding under all of the Notes.

(b)  Subject to the terms of paragraph (c) of this Section, to the extent that the terms of this Agreement permit the Holders to take any enforcement action, including but not limited to declaring an Event of Default or accelerating amounts due hereunder or under the Notes, the taking of any such action shall require the written consent of the Holders of Notes representing at least a majority of the aggregate principal amount outstanding under all of the Notes.

(c)  Notwithstanding anything to the contrary contained in paragraphs (a) or (b) of this Section, the Holders shall not, without the prior written consent and approval of all of the affected Holders, amend, modify, terminate or obtain a waiver of any provision of this Agreement or any of the Loan Documents, which will have the effect of (i) reducing the principal amount of any Notes or of any payment required to be made to the Holders hereunder or modifying the terms of a payment or prepayment thereof; (ii) reducing the Interest Rate or extending the time for payment of interest under any Notes or (iii) releasing the Company from any obligation under this Agreement or any of the other Loan Documents.

(d)  Each Holder agrees that, for the benefit of the other Holders, any proceeds received by a Holder upon enforcement by the Holders of their rights and remedies under this Agreement, will be divided, pro rata, among all Holders.

Section 9.14    Relationship of the Parties; Advice of Counsel.  This Agreement provides for the making of an investment by the Holders, in their capacity as investors, in the Company, in its capacity as a borrower, and for the payment of interest and repayment of principal under the Notes and this Agreement by the Company to the Holders. The provisions herein for delivery of financial statements are intended solely for the benefit of Holders to protect their interests as investors in assuring payments of interest and repayment of principal, and nothing contained in this Agreement shall be construed as permitting or obligating a Holder, in its capacity as a Holder, to act as a financial or business advisor or consultant to the Company, as permitting or obligating any Holder, in its capacity as a Holder, to control the Company or to conduct the Company’s operations, as creating any fiduciary obligation on the part of any such Holder to the Company or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. The Holders, in their capacity as Holders, are not (and shall not be construed as) a partner, joint venturer, alter-ego, manager, controlling person, operator or other business participant of any kind of the Company; neither the Holders nor the Company intends that the Holders assume such status, and, accordingly, the Holders, in their capacity as Holders, shall not be deemed responsible for (or a participant in) any acts or omissions of the Company or any of its Subsidiaries. Each of the Holders and the Company represent and warrant to the other that it has had the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and with respect to all matters contained herein.

Section 9.15    Regulation FD.  Each of the Holders agrees to maintain the confidentiality of all Information (as defined below) and to refrain from trading shares of any class of the Capital Stock of the Company while in possession of any material Information, in each case so long as such Information is not publicly available, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors (limited, in the case of outside directors, agents, accountants, legal counsel and other advisors, to those who expressly agree to keep all such Information confidential), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to refrain from trading the Capital Stock of the Company while in possession of any material Information, (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) to any Permitted Transferee of any of its rights or obligations under this Agreement who becomes a party to this Agreement or (f) with the consent of the Company, as applicable. For the purposes of this Section, “Information” means all non-public information received from the Company, or its Subsidiaries, relating to the Company or its Subsidiaries, their businesses, financial condition, results of operations and prospects.

Section 9.16    Registration and Transfer of Notes.

(a)  The Company will keep at its principal office a register in which the Company will provide for the registration of the Notes and their transfer. The Company may treat any Person in whose name any Note is registered on such register as the owner thereof for the purpose of receiving payment of the principal of and interest on such Note and for all other purposes, whether or not such Note shall be overdue, and the Company shall not be affected by any notice to the contrary from any Person other than the applicable Holder. All references in this Agreement to a “Holder” of any Note shall mean the Person in whose name such Note is at the time registered on such register.

(b)  Upon surrender of any Note for registration of transfer or for exchange to the Company at its principal office, the Company at its expense will execute and deliver in exchange therefor a new Note or Notes, as the case may be, of the same type in denominations of at least $100,000 (except a Note may be issued in a lesser principal amount if the unpaid principal amount of the surrendered Note is not evenly divisible by, or is less than, $100,000, as requested by the Holder or transferee, which aggregate the unpaid principal amount of such Note, registered as such Holder or transferee may request, dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor).

(c)  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction of any Note, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or an unsecured indemnity agreement from the Holder reasonably satisfactory to the Company), or, in the case of any such mutilation, upon the surrender of such Note for cancellation to the Company at its principal office, the Company at its expense will execute and deliver, in lieu thereof, a new Note of the same class and of like tenor, dated so that there will be no loss of interest on (and registered in the name of the Holder of) such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall be deemed to be not outstanding for any purpose of this Agreement.

Section 9.17    No Shorting Provisions.

(a)  Until the Notes held by a Holder are repaid in full, neither the Holder nor any of its Affiliates shall, directly or indirectly, engage in, or advise, encourage or knowingly assist any third party to engage in, any practice that would commonly be understood to constitute a short sale of the Company’s Common Stock. Without limiting the generality of the foregoing, neither the Holder nor any of its Affiliates shall (i) sell shares of the Company’s Common Stock that the Holder or such Affiliate does not own, consummate a sale of the Company’s Common Stock with shares borrowed by or for the account of the Holder of such Affiliate or otherwise hold a net short position in shares of the Company’s Common Stock or (ii) lend shares of the Company’s Common Stock to short sellers.

(b)  Nothing in this Section shall limit any Holder or its Affiliates from engaging in bona fide cap or collar transactions on shares of the Company’s Common Stock owned by such Holder or such Affiliate or from selling its shares of the Company’s Common Stock to the highest bidder in a public or private transaction.

[Signatures next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY: US LEC CORP.

By:	/s/ Michael K. Robinson (SEAL)
Name: Michael K. Robinson
Title: Executive Vice President and
Chief Financial Officer

The Investors:

/s/ Richard T. Aab (SEAL)
Richard T. Aab

/s/ Tansukh V. Ganatra (SEAL)
Tansukh V. Ganatra

/s/ Shirley C. Levy (SEAL)
Shirley C. Levy

/s/ Michael E. Jones (SEAL)
Michael E. Jones

/s/ Frank Lamar, DDS (SEAL)
Frank Lamar, DDS

/s/ Kevin J. Phelps (SEAL)
Kevin J. Phelps

/s/ Ann E. Phelps (SEAL)
Ann E. Phelps

/s/ Stephen E. Webster (SEAL)
Stephen E. Webster

/s/ R. Wayne LeChase (SEAL)
R. Wayne LeChase

SYKES ASSOCIATES,
a New York Limited Partnership

By:	/s/ Robert F. Sykes (SEAL)
Name: Robert F. Sykes
Title: General Partner

ROBJAN LLC,
a New York Limited Liability Company

By:	/s/ Dr. Robert Loss (SEAL)
Name: Dr. Robert Loss
Title: Manager/Member

BROPHY, DAILEY & CO., Profit Sharing Plan

By:	/s/ Harold E. Dailey, Jr. (SEAL)
Name: Harold E. Dailey, Jr.
Title: Trustee

Frame Family LLC,
a New York Limited Liability Company

By:	/s/ Robert B. Frame (SEAL)
Name: Robert B. Frame
Title: Manager/Member

JO & CO.,
an Indiana Partnership

By:	/s/ Ross J. Mangano (SEAL)
Name: Ross J. Mangano
Title: General Partner